Exhibit 99.1

Contact:

John Farr

Chief Financial Officer

800.287.4383

investor.relations@pervasive.com

Pervasive Software Updates Guidance for the Second Quarter

Diluted earnings per share expected to be at top end of guidance despite slightly lower than expected revenues

AUSTIN, TEXAS – January 5, 2006 – Pervasive Software® Inc. (NASDAQ:PVSW), a global value leader in data infrastructure software, today announced preliminary financial results for the second quarter ending December 31, 2005.

The company expects total revenue for the second quarter to be in the range of $11.2 million to $11.3 million and GAAP-basis diluted earnings per share of $0.02 to $0.03, representing the company’s twentieth consecutive quarter of profitability. Guidance for the second quarter given in our October 25, 2005 press release was for revenue in the range of $11.5 million to $12.5 million and GAAP-basis diluted earnings per share of $0.00 to $0.03. GAAP-basis profitability for the quarter includes amortization of purchased intangibles of approximately $0.3 million, and stock-based compensation expense of approximately $0.9 million, together representing $0.05 per share in the second quarter of fiscal year 2006. On a pro forma basis, as described below and excluding the effects of amortization of purchased intangibles and stock-based compensation expense referred to above, Pervasive expects to realize pro forma diluted earnings per share of $0.07 to $0.08, compared to $0.04 pro forma diluted earnings per share in the second quarter of last fiscal year. Guidance for the second quarter given in our October 25, 2005 press release was for pro forma diluted earnings per share, before amortization of purchased intangibles and stock-based compensation expense, of approximately $0.05 to $0.08.

Pervasive continued to generate positive cash flow from operations with approximately $2.3 million in the second quarter of fiscal 2006, ending the quarter with more than $41 million in cash and marketable securities and no debt, representing approximately $1.85 per issued and outstanding share.

Pervasive acquired 151,600 shares of Pervasive common stock on the open market at a total cost of approximately $611,000, or approximately $4.03 per share, during the quarter ended December 31, 2005. The Company now has approximately $2.5 million authorized repurchase funds remaining under its $5.0 million stock repurchase program announced in July 2003.

Business Outlook

For the third fiscal quarter ending March 31, 2006, Pervasive expects revenue to be in the range of $11.2 million to $12.2 million and GAAP-basis diluted earnings per share of $0.01 to $0.04. GAAP-basis profitability is expected to include amortization of purchased intangibles of approximately $0.3 million and stock-based compensation expense of approximately $1.0 million, together representing approximately $0.06 per share in the third quarter of fiscal year 2006, resulting in pro forma diluted earnings per share, before amortization of purchased intangibles and stock-based compensation expense, of approximately $0.07 to $0.10, compared to pro forma diluted earnings per share of $0.06 for the third quarter of fiscal year 2005.

Pervasive management believes that the pro forma results described in this release are useful for an understanding of Pervasive’s ongoing operations because GAAP results include non-cash charges associated with the amortization of purchased intangibles and stock-based compensation expense. Management uses these pro forma results to compare the company’s performance to that of prior periods for analysis of trends, and to evaluate the company’s financial strength, develop budgets, manage expenditures and develop a financial outlook. Pro forma results are supplemental and are not intended as a substitute for GAAP results.

Needham & Company Eighth Annual Growth Conference – January 12, 2006

Pervasive Software also announced today that David Sikora, president and CEO, and John Farr, chief financial officer, will be presenting at Needham & Company Eighth Annual Growth Conference on Thursday, January 12, 2006 at 10:30 a.m. Eastern at the New York Palace Hotel, New York, NY. A webcast of the presentation will be available for a limited time following the conference on Pervasive’s Web site at www.pervasive.com/ircalendar.

Regularly Scheduled Earnings Release Conference Call – January 24, 2006

Pervasive will provide the full financial results for its second quarter ending December 31, 2005 in its regularly scheduled earnings release conference call on January 24, 2006 at 5:00 P.M. Eastern time. The dial-in numbers for the call are 800-895-3606 or 785-424-1065. The conference ID is “PVSW”. The conference call may also be accessed live over the Web at www.pervasive.com/ircalendar. Check the website before the call for login information. Replay will be available 6 P.M Eastern Tuesday, January 24, to midnight, Tuesday, January 31, by dialing 800-934-3941 or 402-220-1157, or for a longer period through Pervasive’s Web site.

About Pervasive Software

Pervasive Software is a global value leader in data infrastructure software. The company’s award-winning products enable customers to manage, integrate, analyze and secure their critical data, providing the industry’s best combination of performance, reliability and cost. Pervasive’s strength is evidenced by the size and diversity of its customer base, serving tens of thousands of customers in virtually every industry market around the world. With headquarters in Austin, Texas, Pervasive was founded in 1994 and sells its products into more than 150 countries. More information may be found on the Web at http://www.pervasive.com.

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s expected performance for the second quarter ending December 31, 2005, the third quarter ending March 31, 2006, and the company’s strategy going forward. Pervasive emphasizes that the expected results for the quarter ending December 31, 2005 are preliminary and that actual results could vary when the company reports final revenue and earnings for the second quarter on January 24, 2006 at 5 P.M. Eastern time. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the US and abroad. All of these factors may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. More about potential factors that could affect the company’s business and financial results is included in Pervasive’s Form 10-Q for the quarter ended September 30, 2005 and Form 10-K for the year ended June 30, 2005, which are on file with the SEC and available at the SEC’s website at www.sec.gov. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

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All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.